As filed with the Securities and Exchange Commission on May 7, 2013

Registration No. 333-174653

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-3 REGISTRATION STATEMENT NO. 333-174653
UNDER
THE SECURITIES ACT OF 1933

COVENTRY HEALTH CARE, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	52-2073000
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)

6720-B Rockledge Drive, Suite 700 Bethesda, Maryland 20817 (301) 581-0600 (Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

William J. Casazza
Senior Vice President and General Counsel
Aetna Inc.
151 Farmington Avenue
Hartford, CT 06156
(860) 273-0123
(Name, Address, Including Zip Code, and Telephone Number, Including
Area Code, of Agent for Service)

Approximate date of commencement of proposed public sale: Not applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☑

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☑		Accelerated filer	☐
Non-accelerated filer	☐	(do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment (this “Post-Effective Amendment”), filed by Coventry Health Care, Inc., a Delaware corporation (the “Company”), relates to the Registration Statement on Form S-3 (File No. 333-174653) filed by the Company with the U.S. Securities and Exchange Commission on June 2, 2011 (the “Registration Statement”), which registered for sale an unspecified amount of the Company’s senior notes (the “Notes”), and removes from registration all Notes previously registered under the Registration Statement that have not been sold or otherwise issued as of the date of this Post-Effective Amendment.

On May 7, 2013, the Company completed the merger contemplated by Agreement and Plan of Merger, dated as of August 19, 2012, by and among the Company, Aetna Inc., a Pennsylvania corporation (“Aetna”), and Jaguar Merger Subsidiary, Inc., a Delaware corporation and wholly owned subsidiary of Aetna (“Merger Sub”), as amended by Amendment No. 1, dated as of October 17, 2012, and as further amended by Amendment No. 2, dated as of November 12, 2012 (as amended, the “Merger Agreement”).  Pursuant to the Merger Agreement, the Company was acquired by Aetna through a merger of Merger Sub with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Aetna.  At the effective time of the Merger, (i) each outstanding share of Company common stock (including restricted shares, but not including shares held by the Company as treasury stock, by Aetna or by any subsidiary of the Company or Aetna) was converted into the right to receive (A) 0.3885 of an Aetna common share and (B) $27.30 in cash, without interest and subject to any applicable withholding taxes, and (ii) equity awards relating to Company common stock were treated in accordance with the Merger Agreement.

As a result of the Merger, the Company has terminated any and all offerings of the Company’s securities pursuant to the Registration Statement. Accordingly, the Company hereby terminates the effectiveness of the Registration Statement and, in accordance with an undertaking made by the Company in Part II of the Registration Statement to remove from registration, by means of a post-effective amendment, any securities that had been registered for sale but remain unsold at the termination of the offering, removes from registration any and all securities registered but unsold under the Registration Statement as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bethesda, State of Maryland, on May 7, 2013.

COVENTRY HEALTH CARE, INC.

By:	/s/ Karen S. Rohan
Name:	Karen S. Rohan
Title:	President

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Karen S. Rohan	President and Director	May 7, 2013
Karen S. Rohan	(Principal Executive Officer)

/s/ Randy P. Giles	Executive Vice President and	May 7, 2013
Randy P. Giles	Chief Financial Officer
(Principal Financial Officer)

/s/ John J. Ruhlmann	Senior Vice President and	May 7, 2013
John J. Ruhlmann	Corporate Controller
(Principal Accounting Officer)

/s/ Shawn M. Guertin	Director	May 7, 2013
Shawn M. Guertin

/s/ Jean C. LaTorre	Director	May 7, 2013
Jean C. LaTorre